Exhibit 99.1

A Leading Manufacturer of Protective Materials for High Reliability Applications

CHASE CORPORATION ANNOUNCES THIRD QUARTER RESULTS

REVENUES OF $57.6 MILLION

EARNINGS PER SHARE OF $0.68

Bridgewater, MA – July 8, 2014 – Chase Corporation (NYSE MKT: CCF) today reported revenues of $57.6 million for the quarter ended May 31, 2014.  This represents an increase of $1.9 million or 3.4% compared to $55.7 million in the same quarter of last fiscal year.  Net income attributable to Chase Corporation of $6.3 million in the current quarter increased $1.2 million or 23.5% from $5.1 million in the prior year period.  Earnings per diluted share of $0.68 in the third quarter of fiscal 2014 represented an increase of $0.12 compared to $0.56 per share in fiscal 2013.  Adjusted EBITDA in the current quarter increased $1.7 million or 15.6% to $12.6 million compared to $10.9 million in the third quarter of last year.

For the nine months ended May 31, 2014, revenues increased $5.5 million or 3.5% to $163.0 million, compared to $157.5 million in the prior year.  Net income attributable to Chase Corporation increased $8.3 million to $19.6 million or $2.11 per share in the year to date period from $11.3 million or $1.24 per share in the same period in fiscal 2013.  Included in the fiscal 2014 year to date results was a gain, net of tax, totaling $3.7 million or $0.40 per share, relating to the sale of the Company’s Insulfab product line in October 2013.

Included in the fiscal 2013 year to date results are charges, net of tax, totaling $1.2 million relating to the step up in fair value of inventory, and defined benefit plan settlement costs. Adjusted EBITDA in the current year to date period increased $5.0 million or 17.7% to $33.2 million compared to $28.2 million in the first nine months of fiscal 2013.

Peter R. Chase, Chairman and Chief Executive Officer, commented, “We were able to continue to improve profitability significantly in the third fiscal quarter compared to the previous year along with modest revenue growth. A strong focus on consolidation and reduction of overlapping expenses in manufacturing, selling and administration continues to produce positive results.

“Industrial revenues were down slightly with a pullback in demand for some of our wire and cable products offsetting increases in electronic coatings.

“Construction materials were very strong led by Middle East projects in the pipeline area and robust C.I.M. sales. Bridge and highway product sales were short of plan and prior year due to a slower start to the construction season and resulting project delays.

“The ERP implementation project is on track to be completed by the end of the calendar year, R&D spending is steady and our M&A program is continuing to explore both buy and sell opportunities.

“We are optimistic about the future, finishing FY 2014 successfully, and getting off to a strong start in FY 2015.”

As of May 31, 2014, the Company’s working capital was $84.1 million, including cash on hand of $42.6 million and a current ratio of 3.7. The outstanding balance of the Company’s term debt is $60.2 million.  The Company’s $15.0 million line of credit is fully available.

The following table summarizes the Company’s financial results for the three and nine months ended May 31, 2014 and 2013.

	For the Three Months Ended		For the Nine Months Ended
	May 31,		May 31,
All figures in thousands, except per share figures	2014	2013	2014	2013

Revenues	$57,598	$55,732	$162,972	$157,505

Costs and Expenses
Costs of products and services sold	37,067	36,833	106,496	107,571
Selling, general and administrative expenses	10,518	10,784	30,887	32,241

Operating income	10,013	8,115	25,589	17,693

Gain on sale of product line	—	—	5,706	—
Other expense, net	(288)	(314)	(1,106)	(707)

Income before income taxes	9,725	7,801	30,189	16,986

Income taxes	3,404	2,730	10,566	5,945

Net income	$6,321	$5,071	$19,623	$11,041

Net (income) loss attributable to non-controlling interest	3	63	(4)	277

Net income attributable to Chase Corporation	$6,324	$5,134	$19,619	$11,318

Net income per diluted share	$0.68	$0.56	$2.11	$1.24

Weighted average diluted shares outstanding	9,165	8,967	9,161	8,950

Reconciliation of net income to EBITDA and adjusted EBITDA
Net income attributable to Chase Corporation	$6,324	$5,134	$19,619	$11,318
Interest expense	278	312	866	989
Income taxes	3,404	2,765	10,566	6,095
Depreciation expense	1,426	1,477	4,278	4,418
Amortization expense	1,198	1,188	3,584	3,598
EBITDA	$12,630	$10,876	$38,913	$26,418

Gain on sale of product line	—	—	(5,706)	—
Cost of sale of inventory step up	—	—	—	564
Defined benefit plan settlement costs	—	—	—	1,223

Adjusted EBITDA	$12,630	$10,876	$33,207	$28,205

Contact:

Paula Myers

Shareholder & Investor Relations Department

Phone:                      508.819.4219

E-mail:                    investorrelations@chasecorp.com

Website:             www.chasecorp.com

Chase Corporation, founded in 1946, is a leading manufacturer of protective materials for high reliability applications throughout the world.

The Company has used non-GAAP financial measures in this press release. EBITDA and Adjusted EBITDA are non-GAAP financial measures.  The Company believes that EBITDA and Adjusted EBITDA are useful performance measures as they are used by its executive management team and board of directors to measure operating performance, to allocate resources to enhance the financial performance of its business, to evaluate the effectiveness of its business strategies and to communicate with its board of directors and investors concerning its financial performance.  Non-GAAP financial measures should be considered in addition to, and not as an alternative for, the Company’s reported results prepared in accordance with GAAP.

Certain statements in this press release are forward-looking.  These may be identified by the use of forward-looking words or phrases such as “believe”; “expect”; “anticipate”; “should”; “planned”; “estimated” and “potential” among others.  These forward-looking statements are based on Chase Corporation’s current expectations.  The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements.  In order to comply with the terms of the safe harbor, the Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance and that a variety of factors could cause the Company’s actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company’s forward-looking statements. The risks and uncertainties which may affect the operations, performance, development and results of the Company’s business include, but are not limited to, the following: uncertainties relating to economic conditions; uncertainties relating to customer plans and commitments; the pricing and availability of equipment, materials and inventories; technological developments; performance issues with suppliers and subcontractors; economic growth; delays in testing of new products;  the Company’s ability to successfully integrate acquired operations; the effectiveness of cost-reduction plans; rapid technology changes and the highly competitive environment in which the Company operates. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.